Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
On February 28, 2018, Proofpoint, Inc., a Delaware corporation (“Proofpoint”), completed its previously announced acquisition of Wombat Security Technologies, Inc.(the “Acquisition”), a Delaware corporation (“Wombat”), a provider of security awareness computer-based training, pursuant to that Agreement and Plan of Merger (the “Merger Agreement”) by and among Proofpoint, Wombat, Wales Acquisition Sub Corp., a Delaware corporation and wholly-owned subsidiary of Proofpoint (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, as Stockholders’ Agent.
Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Wombat (the “Merger”), with Wombat surviving the Merger as a wholly-owned subsidiary of Proofpoint. The aggregate consideration paid in exchange for all of the outstanding equity interests of Wombat was approximately $225 million. The consideration was subject to an adjustment based on (i) customary purchase price adjustment provisions for indebtedness, cash, transaction expenses and net working capital of Wombat and (ii) indemnification obligations of Wombat stockholders and optionholders after the closing of the Merger. Approximately 10% of the aggregate consideration was placed in escrow to satisfy certain indemnification obligations of Wombat stockholders and optionholders as described in the Merger Agreement.
Pro Forma Financial Information
The unaudited pro forma combined consolidated balance sheet as of December 31, 2017 is presented as if the Acquisition occurred on December 31, 2017. The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2017 is presented as if the Acquisition occurred on January 1, 2017.
The historical consolidated financial statements have been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma statement of operations, expected to have a continuing impact on the combined results of Proofpoint and Wombat following the Acquisition. The unaudited pro forma combined consolidated statements of operations do not reflect cost savings expected to be realized from the elimination of certain expenses and synergies expected to be created or the costs to achieve such cost savings or synergies. Such costs may be material and no assurance can be given that cost savings or synergies will be realized.
The unaudited pro forma combined financial information have been derived from and should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma combined financial statements;

•
The audited consolidated financial statements and accompanying notes of Proofpoint as of and for the year ended December 31, 2017, as contained in its Annual Report on Form 10-K filed on February 23, 2018;

•	The audited consolidated financial statements and accompanying notes of Wombat as of and for the year ended December 31, 2017, which are included as Exhibits 99.1 to this Form 8-K/A.
The unaudited pro forma combined financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Proofpoint considered as the accounting acquirer and Wombat as the accounting acquiree. Accordingly, consideration paid by Proofpoint to complete the Merger has been allocated to identifiable assets and liabilities of Wombat based on estimated fair values as of the closing date of the Merger. Management made a preliminary allocation of the consideration transferred to the assets acquired and liabilities assumed based on the information available and management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. The finalization of the purchase accounting assessment may result in changes to the valuation of assets acquired and liabilities assumed, which could be material. Accordingly, the pro forma adjustments related to the allocation of consideration transferred are preliminary and have been presented solely for the purpose of providing unaudited pro forma combined financial statements in the Current Report on Form 8-K/A. Management expects to finalize the accounting for the business combination as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year from February 28, 2018.

Proofpoint, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
As of December 31, 2017
(in thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Proofpoint	Wombat
Assets
Current assets:
Cash and cash equivalents	$286,072	$14,629	$(234,385)	(a)	$66,316
Short-term investments	45,526	—	—		45,526
Accounts receivable, net	109,325	8,826	—		118,151
Inventory	730	—	—		730
Deferred product costs	1,541	—	—		1,541
Deferred commissions	27,144	—	—		27,144
Prepaid expenses and other current assets	18,669	1,482	—		20,151
Total current assets	489,007	24,937	(234,385)		279,559
Property and equipment, net	73,617	882	—		74,499
Deferred product costs	259	—	—		259
Goodwill	297,704	5,333	154,738	(b)	457,775
Intangible assets, net	95,602	1,768	80,432	(c)	177,802
Long-term deferred commissions	5,811	—	—		5,811
Other assets	12,813	31	—		12,844
Total assets	$974,813	$32,951	$785		$1,008,549
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,271	$234	$—		$12,505
Accrued liabilities	63,926	3,503	711	(d)	68,140
Capital lease obligations	34	—	—		34
Current portion of long-term debt	—	5,177	(5,177)	(e)	—
Deferred rent	586	—	—		586
Deferred revenue	381,915	23,740	(9,576)	(g)	396,079
Total current liabilities	458,732	32,654	(14,042)		477,344
Convertible senior notes	197,858	—	—		197,858
Long-term capital lease obligations	55	—	—		55
Long-term deferred rent	4,102	31	(31)	(f)	4,102
Other long-term liabilities	11,069	195	(195)	(h)	11,069
Long-term deferred revenue	69,873	1,250	(504)	(g)	70,619
Total liabilities	741,689	34,130	(14,772)		761,047
Redeemable convertible preferred stock	—	8,949	(8,949)	(i)	—
Stockholders’ equity:
Convertible preferred stock	—	—	—		—
Common stock	5	1	(1)	(i)	5
Treasury stock	—	(728)	728	(i)	—
Additional paid-in capital	787,572	5,756	(4,176)	(i),(n)	789,152
Accumulated other comprehensive loss	(9)	(6)	6	(i)	(9)
Accumulated deficit	(554,444)	(15,151)	27,949	(d),(i),(m)	(541,646)
Total stockholders’ equity	233,124	(10,128)	24,506		247,502
Total liabilities, convertible preferred stock and stockholders’ equity	$974,813	$32,951	$785		$1,008,549

See accompanying notes to the unaudited pro forma combined financial information

Proofpoint, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
For the Year Ended December 31, 2017
(in thousands, except per share amounts)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Proofpoint	Wombat
Revenue:
Subscription	$503,257	$35,886	$—		$539,143
Hardware and services	12,032	2,511	—		14,543
Total revenue	515,289	38,397	—		553,686
Cost of revenue:
Subscription	125,832	2,712	8,800	(j)	137,344
Hardware and services	17,546	1,005	—		18,551
Total cost of revenue	143,378	3,717	8,800		155,895
Gross profit	371,911	34,680	(8,800)		397,791
Operating expense:
Research and development	129,803	9,541	—		139,344
Sales and marketing	258,837	13,372	9,400	(j)	281,609
General and administrative	52,735	8,099	(801)	(j),(l)	60,033
Total operating expense	441,375	31,012	8,599		480,986
Operating loss	(69,464)	3,668	(17,399)		(83,195)
Interest expense	(25,597)	(780)	(1,957)	(e),(k)	(28,334)
Other income (expense), net	774	(340)	—		434
(Loss) income before income taxes	(94,287)	2,548	(19,356)		(111,095)
Benefit from (provision for) income taxes	9,950	(76)	—	(m)	9,874
Net (loss) income	$(84,337)	$2,472	$(19,356)		$(101,221)
Net loss per share, basic and diluted	$(1.91)				$(2.29)
Weighted average shares outstanding, basic and diluted	44,258				44,258

See accompanying notes to the unaudited pro forma combined financial information.

Proofpoint, Inc.
Notes To Unaudited Pro Forma Condensed Financial Statements
(in thousands)
Note 1. Description of Transaction
On February 28, 2018 (the “Wombat Acquisition Date”), pursuant to the terms of the merger agreement, the Company acquired all shares of Wombat, a leader for phishing simulation and security awareness computer-based training. By collecting data from Wombat’s PhishAlarm solution, Proofpoint will have access to data on phishing campaigns as seen by non-Proofpoint customers, providing broader visibility and insight to the Proofpoint Nexus platform.
Note 2. Preliminary Estimated Acquisition Consideration
The preliminary fair value of consideration to acquire Wombat was approximately $235,965 and consisted of the following:

Amount
Cash consideration	$225,000
Cash, working capital and transaction costs adjustments	9,385
Fair value of unvested stock options related to pre-combination services	1,580
$235,965
Per the terms of the merger agreement, unvested in-the-money stock options held by Wombat employees were canceled and paid off using same amount per option as for the common share less applicable exercise price for each option. The fair value of $1,580 of these unvested options was attributed to precombination service and included in consideration transferred. The fair value of $1,571 was allocated to postcombination services.
Note 3. Preliminary Estimated Purchase Price Allocation

The following table summarizes the preliminary fair values of tangible assets acquired, liabilities assumed, intangible assets and goodwill:

	Estimated Fair Value	Estimated Useful Life (in years)
Current assets	$24,937	N/A
Fixed assets acquired	882	N/A
Customer relationships	37,800	7
Order backlog	6,800	2
Core/developed technology	35,200	4
Trade name	2,400	4
Other long-term assets	31	N/A
Deferred revenue assumed	(14,909)	N/A
Deferred tax liability, net	(13,509)	N/A
Other liabilities assumed	(3,737)	N/A
Goodwill	160,070	Indefinite
	$235,965
The preliminary estimates of fair value are considered provisional as the Company is completing the valuation work to determine the fair value of certain assets and liabilities acquired, largely with respect to working capital adjustments.
The Company believes that with this acquisition, the Company’s customers will be able to use data from the most current phishing campaigns for simulations, and cyber security education for end users, an industry-first integration between market-leading protection and awareness solutions. The Company also expects to achieve savings in corporate overhead costs for the combined entities. These factors, among others, contributed to a purchase price in excess of the estimated fair value of acquired net identifiable assets and, as a result, goodwill was recorded in connection with the acquisition.

Goodwill related to the acquisition is not deductible for tax purposes.
Note 4. Preliminary Unaudited Pro Forma Financial Statement Adjustments

(a)	To record the estimated purchase price paid in cash.

(b)	To eliminate historical Wombat goodwill and record goodwill acquired based on preliminary estimated purchase price allocation.

(c)
To eliminate historical Wombat intangible assets of $1,768 and record intangible assets acquired based on preliminary estimated fair values. Approximate amounts of intangible assets acquired and estimated useful lives include customer contracts and related relationships of $37,800 (7 years), order backlog of $6,800 (2 years), developed technology of $35,200 (4 years), and trade names and trademarks of $2,400 (4 years).

(d)	To accrue for transaction costs of $711 that would have been incurred if the acquisition was completed on December 31, 2017.

(e)	To eliminate historical debt of Wombat which was not assumed in the Transaction and related interest expense of $785.

(f)	To eliminate historical deferred rent of Wombat.

(g)	To adjust deferred revenue to its preliminary estimated fair value, representing the performance obligation under Wombat's existing contracts.

(h)	To eliminate historical Wombat deferred income tax liability.

(i)	To eliminate historical stockholders’ deficit and redeemable convertible preferred stock.

(j)
To remove historical amortization of $422 of intangible assets acquired prior to the transaction and record the estimated amortization expense associated with the acquired identifiable intangible assets.

(k)	To reduce interest income of $2,742 by Proofpoint on the cash consideration amount, as if the cash was paid out on January 1, 2017, using an interest rate of 1.2%.

(l)	To eliminate transaction costs of $379 incurred as a result of the acquisition.

(m)
To record the estimated tax impact of $13,509 on the Transaction, primarily the release of the valuation allowance against deferred tax assets, and the related income tax benefit. The income tax benefit of $13,723 related to the reduction in the Company’s valuation allowance is not reflected in the pro forma statement of operations because it will not have a continuing impact.

(n)	To record the fair value of unvested options of $1,580 attributed to precombination services and included in consideration transferred.